UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Acme United Corporation

(Name of Registrant as Specified In Its Charter)

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April 2, 2021

Dear Fellow Shareholder:

On behalf of your Board of Directors and Management, I cordially invite you to attend the 2021 Annual Meeting of Shareholders of Acme United Corporation scheduled to be held on Tuesday, April 20, 2021, at 11:00 A.M., Eastern Time. Due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our shareholders, directors, management and associates, the Annual Meeting will be held as a “virtual meeting” only via the Internet. You will be able to attend, vote and submit questions by visiting www.virtualshareholdermeeting.com/ACU2021.

The Meeting will be held for the following purposes:

•	to elect seven (7) directors to serve for a one-year term,

•	to vote on an amendment to the Company’s 2012 Employee Stock Option Plan,

•	to vote, on a non-binding advisory basis, on the compensation of our named executive officers, and

•	to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Information regarding these matters is set forth in the accompanying Notice of Annual Meeting and Proxy Statement to which you are urged to give your prompt attention.

We hope that you will attend our virtual Annual Meeting. Whether or not you plan to attend, it is important that your shares be represented and voted at the virtual Meeting. Please take a moment to sign, date and promptly mail your proxy card in the enclosed prepaid envelope. Alternatively, you may vote on line or by telephone as instructed in the proxy materials. This will not limit your right to vote in person via the Internet should you attend the Annual Meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Acme United Corporation.

Sincerely,

Walter C. Johnsen

Chairman and Chief Executive Officer

Acme United Corporation

55 Walls Drive

Fairfield, Connecticut 06824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 20, 2021

To our Shareholders:

The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Acme United Corporation, a Connecticut corporation (the “Company”), will be held on Tuesday, April 20, 2021, at 11:00 A.M., Eastern Time. The Annual Meeting will be held virtually via the Internet, and shareholders can access the Annual Meeting, vote and submit questions by visiting www.virtualshareholdermeeting.com/ACU2021 and entering the control number provided in these proxy materials.

At the Annual Meeting, shareholders will consider and act upon the following proposals:

1.	To elect seven (7) Directors of the Company;

2.

To vote upon a proposal to amend the Company’s 2012 Employee Stock Option Plan to increase the number of shares authorized to be issued thereunder from 1,380,000 to 1,580,000, an increase of 200,000 shares;

3.	To vote, on a non-binding advisory basis, on the compensation of our named executive officers;

4.	To vote upon the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

5.	To transact such other business as may properly come before the Meeting.

Shareholders of record at the close of business on March 4, 2021, are entitled to receive notice of and to vote at the Meeting and at any adjournment or postponement thereof. Additional instructions for accessing the Annual Meeting, voting, and submitting questions are in the accompanying proxy materials.

Please carefully read the attached Proxy Statement for information regarding the matters to be considered and acted upon at the Meeting. Your Board of Directors recommends that you vote in favor of Proposals 1, 2, 3, and 4 above. You are cordially invited to attend the virtual Annual Meeting online and we hope that you will do so.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN POSTAGE-PAID ENVELOPE. No additional postage need be affixed to the return envelope if mailed in the United States. If you are a shareholder of record, you may vote by submitting your proxy, or you may vote online or by telephone as instructed in the proxy materials. Your proxy may be revoked by you at any time prior to the exercise of the proxy in the manner described in the accompanying proxy statement.

By Order of the Board of Directors,

Paul G. Driscoll

Vice President and Chief Financial Officer, Secretary and Treasurer

April 2, 2021

Fairfield, Connecticut

Acme United Corporation

55 Walls Drive

Fairfield, Connecticut 06824

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON April 20, 2021

PROXY STATEMENT

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are being furnished in connection with the solicitation of proxies by the Board of Directors of Acme United Corporation, a Connecticut corporation (the “Company”), to be used at the Annual Meeting of Shareholders of the Company, to be held on April 20, 2021, at 11:00 A.M., Eastern Time. Due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our shareholders, directors, management and associates, the 2021 Annual Meeting be held as a “virtual meeting” via the Internet. You will be able to attend, vote, and submit questions by visiting www.virtualshareholdermeeting.com/ACU2021. This Proxy Statement and the enclosed Proxy Card are being furnished on or about March 19, 2021 to all holders of record of the Company’s Common Stock, par value $2.50 per share (the “Common Stock”), as of the close of business on March 4, 2021. A copy of the Company’s 2020 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended December 31, 2020, accompanies this Proxy Statement.

At the Meeting, shareholders will:

•	Elect seven (7) Directors to serve until the next annual meeting ( Proposal 1);

•

Vote upon a proposal to amend the Company’s 2012 Employee Stock Option Plan to increase the number of shares authorized to be issued thereunder from 1,380,000 to 1,580,000, an increase of 200,000 shares (Proposal 2);

•	Vote upon a proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (Proposal 3); and

•	Vote upon a proposal to ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 4).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 20, 2021.

The Notice of Annual Meeting of Shareholders, this Proxy Statement, Proxy Card, and the 2020 Annual Report to Shareholders are available at the following website address: proxy.acmeunited.com.

VOTING SECURITIES, RECORD DATE AND QUORUM

Virtual Meeting.

The Acme United Corporation 2021 Annual Meeting will be held on April 20, 2021, at 11:00 A.M., Eastern Time as a “virtual meeting” via the Internet. You will be able to attend virtually, vote and submit questions by visiting www.virtualshareholdermeeting.com/ACU2021. We encourage you to access the Annual Meeting online at least 15 minutes before the beginning of the meeting to allow sufficient time to complete online check-in procedures. In order to join the Annual Meeting, you will need to enter the 16-digit Control Number we have provided in your proxy materials. If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting.

If you have questions about how to attend and participate in the Annual Meeting, call 1-800-586-1548 on the day of the Annual Meeting. Technicians will be available 30 minutes prior to the start of the meeting to answer your questions. If you encounter any difficulties accessing the virtual meeting during the Annual Meeting, please call toll free: 1-800-586-1548, or if calling internationally, please call: 303-562-9288.

Questions at the Annual Meeting. Shareholders will have an opportunity to submit written questions via the Internet at any time during the meeting by following the instructions that will be available on the meeting website.

Record Date. The Board of Directors has fixed the close of business on March 4, 2021 as the record date (the “Record Date”) for determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the Record Date, there were 3,342,210 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding.

Quorum. The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting shall constitute a quorum for the Meeting. Broker non-votes and abstentions will have no effect on the outcome of any of the matters being voted on at this Meeting, as they are not counted as votes cast; but are counted in determining the presence of a quorum.

Voting. Each outstanding share of Common Stock entitles the record holder of the share to one vote. If a shareholder holds shares in street name, and does not submit voting instructions to its broker, bank or other nominee, such broker, bank or other nominee will not be permitted to vote the shareholder’s shares in their discretion on the election of directors, the amendment to the Company’s 2012 Employee Stock Option Plan (Proposals 1 and 2) and the advisory vote on executive compensation (Proposal 3), but may still be permitted to vote the shareholder’s shares in their discretion on the ratification of the independent registered public accounting firm (Proposal 4). As noted above, abstentions and broker non-votes are not counted as votes cast on any matter to which they relate; accordingly, broker non-votes and abstentions will not affect the outcome of any votes.

Election of Directors. A plurality of the votes cast in person or by proxy at the Meeting is required to elect each of the nominees for Director.

Amendment of the 2012 Employee Stock Option Plan. To be approved, the proposal to increase the number of shares which are authorized for issuance upon exercise of options granted under the 2012 Employee Stock Option Plan must receive the affirmative vote of a majority of the shares of Common Stock cast in person or by proxy at the Meeting.

Advisory Vote on Executive Compensation. To be approved, the non-binding advisory vote on executive compensation must receive a majority of the votes cast in person or by proxy at the Meeting.

Ratification of the Appointment of Our Independent Registered Accounting Firm. To be approved, the proposal to ratify the appointment of our independent public registered accounting firm for the fiscal year ending December 31, 2021 must receive a majority of the votes cast in person or by proxy at the Meeting.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Voting by Proxy.

You may cast your vote by proxy through the Internet by going to www.proxyvote.com and entering your control number. Shareholders of record that receive paper copies of the proxy materials may also cast their votes by proxy and submit their voting instructions by:

•	signing, completing and returning the proxy card in the postage-paid envelope provided; or

•	using the telephone number listed on their proxy card.

Votes and voting instructions provided through the Internet and by telephone are authenticated by use of your control number. This procedure allows shareholders to appoint a proxy, provide voting instructions, and to confirm that their actions have been properly recorded. If you vote through the Internet or by telephone, you do not need to return your proxy card.

The proxy solicited hereby, if properly executed and returned to the Company and not revoked prior to or at the Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors.

The Board of Directors encourages you to complete and return the Proxy Card or vote by Internet or telephone even if you expect to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) submission of a proxy bearing a later date, or (iii) attending the Meeting virtually and voting at the Meeting.

The proxy holders, Walter C. Johnsen and Susan H. Murphy, will vote all shares of Common Stock represented by Proxy that are properly executed and returned by shareholders. The proxy also authorizes the proxy holders to vote the shares represented in their sole discretion with respect to any matters not included in this Proxy Statement that may properly be presented for consideration at the Meeting. You must return a signed Proxy Card or vote by Internet or telephone as instructed on the Proxy Card if you want the proxy holders to vote your shares of Common Stock.

Voting at the Annual Meeting.

Shareholders may cast their votes at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/ACU2021.

Solicitation of Proxies.

The cost of soliciting proxies will be borne by the Company. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies. The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of votes and the distribution of proxy materials for a fee of $8,000, plus out-of-pocket expenses.

GOVERNANCE OF THE COMPANY

Board of Directors

The By-laws of the Company provide that the Company shall have a Board of Directors of not fewer than five or more than nine directors, as determined by the Board from time to time. The number of directors is presently fixed at seven. Directors serve until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

The Board has determined that it is beneficial to combine the positions of its Chief Executive Officer and Chairman of the Board. In making this determination, the Board of Directors considered a number of factors, including the size of the Board in relation to the scope of the Company’s operations, the efficiencies obtained by combining the positions and the fact that the combination of the positions facilitates the alignment of the Board’s agenda with its oversight responsibilities relating to the business and operations of the Company. The Company does not have a lead independent Director.

Board of Director Meetings and Committees

The Board of Directors held seven meetings in 2020. In 2020, each Director attended at least 75% of the aggregate of the total number of Board meetings and meetings of committees of the Board of which they were a member. The Board of Directors has established standing Executive, Audit, Compensation and Nominating Committees, each of which is comprised solely of independent non-employee members of the Board of Directors.

Independence Determinations

The Board of Directors annually determines the independence of directors. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company or otherwise. Material relationships can include commercial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

Independent directors are directors who, in the view of the Board of Directors, are free of any relationship that would interfere with the exercise of independent judgment. Under NYSE American rules, the following persons are not considered independent:

(a)	a director who is or was employed by the Company or any of its affiliates for the current year or any of the past three years;

(b)

a director who accepted or who has an immediate family member who accepted any compensation from the Company or any of its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (other than certain specified types of compensation, including, e.g., compensation for Board or Committee service, benefits under a tax-qualified retirement plan, or non-discretionary compensation);

(c)	a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company as an executive officer;

(d)

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

(e)

a director who is, or has an immediate family member who is, employed as an executive of another entity where at any time during the most recent three fiscal years, any of the Company’s executive officers served on that other entity’s compensation committee; and

(f)

a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three fiscal years.

Immediate family includes a person’s spouse, parents, children, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home.

Mr. Johnsen, Chairman of the Board, serves as Chief Executive Officer of the Company, and Mr. Olschan, a member of the Board, serves as President and Chief Operating Officer of the Company; each is standing for re-election as a non-independent director. The Board has determined that all of the five other current directors are “independent” within the meaning of the applicable listing standards of the NYSE American. The independent directors are: Mr. Barker, Mr. Davidson, Mr. Holden, Dr. Murphy, and Mr. Ward, each of whom is standing for re-election.

Nominations for Directors

The Board of Directors is responsible for selecting director nominees to stand for election at each annual meeting of shareholders and for filling vacancies on the Board at any time during the year. The Board has established a Nominating Committee that reviews all potential director candidates, and recommends candidates to the full Board. The Nominating Committee will also consider nominations by shareholders, as described below. The full Board reviews and has final approval authority over all director nominees to be recommended to the shareholders for election.

In considering candidates for new membership or incumbents for continued membership on the Board of Directors of the Company, the Nominating Committee considers the factors set forth below, together with any other factors the Committee deems appropriate from time to time. The Nominating Committee generally seeks (i) active or former senior level executives of public companies or other complex organizations who have experience at a strategy/policy setting level or with high level management experience; (ii) persons whose background and experience are in areas important to the operations or management of the Company; and (iii) qualified individuals who, taken as a group, represent a diversity of skills, background and experience. Each potential nominee:

(a)	should be accomplished and have recognized achievements in his or her respective and professional field;

(b)	should have relevant expertise and experience, and be able to offer advice and guidance to senior management based on that expertise and experience;

(c)	must possess high personal and professional ethics, integrity and values;

(d)	must be inquisitive and objective, have the ability to exercise practical and sound business judgment, and have an independent mind;

(e)	must be able and willing to devote sufficient time and effort to carrying out his or her duties and responsibilities as a director effectively;

(f)	if the nominee is not an employee of the Company, the nominee should be “independent” under the rules established by the NYSE American; and

(g)	should have the ability to work effectively with others.

The Nominating Committee will commence its evaluation of candidates on the basis of materials submitted by or on behalf of the candidate and on the basis of the knowledge of members of the Nominating Committee and management regarding the candidate. To the extent the Nominating Committee does not have enough information to evaluate a candidate, the Nominating Committee may send a questionnaire to the candidate for completion for Nominating Committee consideration. In addition, it has historically been customary for some members of the Board to meet with the candidate individually or in small groups, as appropriate. Members of the Nominating Committee will also interview candidates as the Nominating Committee deems appropriate.

The Nominating Committee considers diversity in identifying nominees for Director. As stated above, the Nominating Committee seeks qualified individuals, who, taken as a group, represent a diversity of skills, background and experience. In considering a potential nominee’s background and experience, the Nominating Committee will consider the individual’s race and gender.

Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors if, as more fully provided in Article 2, Section 11 of the By-laws, the shareholder provides written notice of such shareholder’s intent to make such nomination at least sixty (60) days prior to the annual meeting at which the election of directors is to be held. If directors were to be elected at a special meeting of shareholders, the written notice of the shareholder’s intent to make a nomination must be provided to the Company not later than the close of business of the seventh day following the date on which notice of the special meeting is first given to shareholders. The nomination must be sent in care of the Secretary of the Company at 55 Walls Drive, Fairfield, CT 06824, and must include, among other information, the name, address, telephone number and resume of the nominee’s business and educational background, along with a written statement by the shareholder as to why such person should be considered for election to the Board of Directors.

The Board will consider nominees for directors properly recommended by shareholders, as described above. The Board follows the same evaluation procedures whether a candidate is recommended by the Nominating Committee or shareholders.

COMMITTEES OF THE BOARD

Executive Committee

The Executive Committee of the Board of Directors is comprised of Mr. Holden, who serves as Chairman, and Mr. Ward. The function of the Executive Committee is to act on behalf of the Board of Directors during the intervals between meetings of the Board.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing (1) the audit and integrity of our financial statements, (2) the performance of our independent auditors, (3) the adequacy and effectiveness of our accounting, auditing and financial reporting processes, and (4) our compliance with legal and regulatory requirements. The duties of the Audit Committee include the selection and appointment of our independent auditors, including evaluation of their qualifications, performance and independence. The Committee consists of Mr. Ward, Chairman, and Messrs. Holden, Davidson and Barker. The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” within the meaning of the applicable listing standards of the NYSE American. In addition, the Board has determined that Mr. Ward qualifies as an “audit committee financial expert” within the meaning of regulations adopted by the Securities and Exchange Commission (the “SEC”) and has the financial sophistication required under the listing standards of the NYSE American.

The Audit Committee meets at least quarterly, and more often, as needed. The Committee met seven times in 2020. The Board of Directors has adopted a written charter for the Audit Committee that conforms to applicable SEC and NYSE American rules; the charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter is available on the Company’s website at www.acmeunited.com in the Investor Relations/Corporate Governance section.

Compensation Committee

The Compensation Committee of the Board of Directors assists the Board in establishing the compensation policies for cash and equity compensation of our executive officers. The primary duties of the Committee are

(i) evaluating and making recommendations to the Board regarding the compensation, equity incentives and awards and benefits for our executive officers; and (ii) the administration of the Company’s Non-Salaried Director Stock Option Plans. The Board of Directors has determined that all members of the Compensation Committee are “independent” within the meaning of the applicable listing standards of the NYSE American. The Committee consists of Mr. Holden, Chairman, Mr. Davidson and Dr. Murphy. The Committee meets at least once a year and more often as needed. The Committee held three meetings during 2020. The Board of Directors has adopted a written charter for the Compensation Committee; a copy of the charter is available on the Company’s website at www.acmeunited.com in the Investor Relations/Corporate Governance section.

Nominating Committee

The Nominating Committee assists the Board in identifying individuals qualified to become Board members and recommends director candidates to be nominated by the Board to stand for election as directors at each annual meeting of shareholders of the Company and to fill vacancies on the Board and any newly created directorships. The Nominating Committee consists of Mr. Holden, Chairman, and Messrs. Davidson and Ward. The Board of Directors has determined that all members of the Nominating Committee are “independent” within the meaning of the applicable listing standards of the NYSE American. The Nominating Committee meets at least once a year and more often as needed. The Committee held two meetings during 2020. The Board of Directors has adopted a written charter for the Nominating Committee which is reviewed annually by the Nominating Committee. A copy of the charter is available on the Company’s website at www.acmeunited.com in the Investor Relations/Corporate Governance section.

Board’s Role in Oversight of Risk Management.

The Company’s Board of Directors as a whole exercises risk oversight in connection with risk in its various forms, including credit risk, liquidity risk, and operational risks including cybersecurity risk and COVID-19 related risks. The Board discusses with management the steps that management will take to monitor and control the Company’s exposure to such risks. The Board administers these functions, in part, with the assistance of the Audit Committee of the Board, particularly with regard to financial risk exposures.

A key element of the Board’s risk oversight process is the Company’s annual Strategic Planning meeting, a two day meeting held early in the third quarter of each year. At this meeting, the Board meets with senior management of the Company to identify both risks and opportunities facing the Company. The senior management includes the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the heads of product development, technology, production, sourcing, marketing and supply chain. The Board and members of senior management continue their discussions of various risk-related matters, as appropriate, throughout the year at the regularly scheduled meetings of the Board.

The Board believes that the foregoing procedures enable it to properly perform its risk oversight, particularly since the Company is not highly leveraged, does not utilize complex financial derivative instruments, and management believes that the Company does not have a high level of cyber security-related risk.

Attendance at Annual Meetings

While the Company has no formal policy regarding the attendance of Board members at annual meetings of shareholders, director attendance is deemed very important and is strongly encouraged. All members of the Board attended the virtual 2020 Annual Meeting of Shareholders.

Code of Conduct

The Company has adopted a Code of Conduct that is applicable to its employees, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available in the investor relations section on the Company’s website at www.acmeunited.com.

If the Company makes any substantive amendments to the Code of Conduct which apply to its Chief Executive Officer, Chief Financial Officer or Controller, or grants any waiver, including any implicit waiver, from a provision of the Code of Conduct to the Company’s executive officers, the Company will disclose the nature of the amendment or waiver on its website.

The Company has not adopted any practices or procedures regarding the ability of its employees (including officers) or its directors to engage in transactions that hedge or offset any decrease in the market value of the Company’s common stock or other equity securities.

Shareholder Communications with Directors

The Company has established a process for shareholders to send communications to the Board of Directors. Shareholders may send communications to the Board of Directors to the attention of the Secretary, Acme United Corporation, 55 Walls Drive, Fairfield, Connecticut 06824, who will forward them to all Board members within a reasonable time after receipt. If the shareholder wishes the communication to be sent to one or more specific Board members only, the addressee should be the specific Board member(s), “c/o Secretary,” who will then forward the communication to such Board member(s). If one or more specific Board members are not designated for such other communication, the communication will be forwarded to the entire Board.

PROPOSAL 1: ELECTION OF DIRECTORS

Seven directors are to be elected at the Meeting to serve for one-year terms until the 2022 Annual Meeting of Shareholders and until their respective successors are elected and qualified. A plurality of the votes cast at the Meeting is required to elect each of the nominees for Director. The Board has nominated seven individuals for election to the Board of Directors, all of whom are presently incumbent directors. The Board of Directors knows of no reason why any nominee would be unable to serve as director. Each nominee has consented to being named as a nominee for director of the Company in this Proxy Statement and to serve as a director, if elected. If any nominee should, for any reason, become unable to serve, then all valid proxies will be voted for the election of a substitute nominee, if any, designated by the Board.

The following information about the nominees for election as our directors is based, in part, upon information furnished by the nominees.

Nominees	Principal Occupation and Relevant Skills	Director Since

Walter C. Johnsen (age 70)	Chairman of the Board and Chief Executive Officer of the Company since January 1, 2007; President and Chief Executive Officer of the Company from November 30, 1995 to December 31, 2006. Mr. Johnsen previously served as Vice Chairman and a principal of Marshall Products, Inc., a medical supply distributor. Mr. Johnsen has served on the Board of TOMI Environmental Solutions, Inc., a publicly traded company, since February 1, 2016. Mr. Johnsen’s qualifications to serve on the Board of the Company include the in-depth knowledge of all facets of the Company’s business which he has gained during his more than twenty-five years of service as the Company’s Chief Executive Officer.	1995

Richmond Y. Holden, Jr. (age 67)	Mr. Holden served as President and CEO of INgageHub, a cloud based Marketing SaaS platform, from January 2015 through early 2016; he continued to serve as a senior advisor to the company until 2019. From 2007 through 2014, Mr. Holden served in senior executive positions at School Specialty, Inc., a distributor of school supplies, equipment and curriculum products. He last served as Executive Vice President of School Specialty, Inc., and President of the Curriculum Group, a division of School Specialty Inc., from 2013 to December 2014. He was President of Educational Resources, a division of School Specialty, Inc., from 2010 to 2013. He served as Chairman and Chief Executive Officer of J.L. Hammett Co., a reseller of educational curriculum, equipment, furniture and products from 1992 to 2006. Mr. Holden served on the Board of Directors of Software Secure, Incorporated, a privately-held company headquartered in Newton, MA, which focused on secure online educational testing technology, from 2007 until its sale in late 2016. He has served on the Board of Directors of Codman Academy Charter Public School in Boston MA since 2012. The qualifications of Mr. Holden to serve on the Board of the Company include his substantial senior executive management experience of large complex companies in the educational markets. In particular, as a result of his experience with School Specialty Inc., then a $650 million publicly held reseller of educational products, Mr. Holden has broad knowledge of educational markets and operational matters relating to developmental strategy, finance, marketing, sales, technology, sourcing, pricing and distribution.	1998

Brian S. Olschan (age 64)	President and Chief Operating Officer of the Company since January 1, 2007; Executive Vice President and Chief Operating Officer of the Company from January 1999 to December 31, 2006; Senior Vice President—Sales and Marketing of the Company from September 1996 to January 1999. Mr. Olschan previously served as Vice President and General Manager of the Cordset and Assembly Business of General Cable Corporation, an electrical wire and cable manufacturer. Mr. Olschan’s qualifications to serve on the Board include his detailed knowledge of the Company’s operations which he has gained in his capacity as a member of senior management for more than 24 years, including as Chief Operating Officer since January 1999 and President since January 2007.	2000

Stevenson E. Ward III (age 75)	Mr. Ward served as Vice President and Chief Financial Officer of Triton Thalassic Technologies, Inc. from 2000 until his retirement in 2014. Triton’s technology controls and inactivates pathogens in the healthcare and industrial industries. From 1998 through 2000, Mr. Ward served as Senior Vice President-Administration of Sanofi-Synthelabo, Inc., a major multinational pharmaceutical company. He served as Executive Vice President (1996-1998), responsible for legal, tax, treasury, employee benefits and other functions, and Chief Financial Officer (1994-1996) of Sanofi, Inc., the North American holding company for Sanofi. He also served as Vice President-Finance and Administration, Pharmaceutical Group, Sterling Winthrop, Inc. (1992-1994). Prior to joining Sterling, he was employed by General Electric Company in management positions in Purchasing, Corporate Audit and Finance. Mr. Ward’s qualifications for service on the Board include his extensive experience in senior executive level positions in finance, corporate audit and administration at two Fortune 100 multinational corporations. He also holds a Masters in Business Administration (MBA) degree.	2001

Susan H. Murphy (age 69)	Vice President Emerita, Cornell University, from which Dr. Murphy retired in 2016 after a 38-year career, commencing in 1978. She served as Dean of Admissions and Financial Aid from 1985 to 1994; Vice President of Student and Academic Services from 1994 to June 2015, and thereafter she worked in Alumni Affairs and Development until her retirement. In 2013, Dr. Murphy became a member of the Board of Trustees of Adelphi University, and, since July 2016, has served as Vice Chair of its Board of Trustees. She also serves on the Board of Directors for Kendal at Ithaca, a not-for-profit continuing care retirement community (since 2014 and Vice Chair since 2019). Dr. Murphy is immediate past President of Tompkins County Community Foundation, and, since 2017, a member of its executive committee; she also served as Chair of the Board of Directors of the Foundation (2017 – 2019). Dr. Murphy received a Ph.D. in Educational Administration from Cornell University. Dr. Murphy has broad senior management level experience in a large, complex organization. In particular, her experience in employee compensation matters and the development and implementation of diversity policies is helpful to the Company.	2003

Rex L. Davidson (age 71)	Executive Director of the Helms Fund, 2013-2019. The Helms Fund provides “gap financing” to socially responsible business ventures for capital expenditures. Additionally, since 2009, Mr. Davidson has served as President of Rex Davidson Associates, LLC, a management consulting service. From 2009 to 2019, Mr. Davidson served as Executive Director of Las Cumbres Community Services, which provides developmental disability and mental health services to children, adults and families in Northern New Mexico; from 2019 to 2020, he served as the Director of Special Initiatives. From 1982 to 2009, he served as President and Chief Executive Officer of Goodwill Industries of Greater New York and Northern New Jersey, Inc., and President of Goodwill Industries Housing Corporation. Mr. Davidson’s qualifications to serve on the Board include significant management experience at the highest level, having been responsible for the management of Goodwill Industries, an organization with over 2,000 employees and revenues in excess of $100 million. Mr. Davidson’s experience in the areas of compensation of personnel at all levels, his experience relating to retail matters, such as retail trends and pricing, and diversity policies are of significant benefit to the Company.	2006

Brian K. Barker (age 61)	Brian K. Barker has been a founder and CEO of AntelopeAI, LLC an artificial intelligence and machine learning start-up since December 2018. He was a founder, director, and CEO of NorthBay Solutions, LLC, a big data and analytics company from 2010 to 2018, and continues to serve as a director. Mr. Barker was the General Manager of the xDoc business unit for Document Sciences Corporation, a document management and customer communications management solutions company, from 2007 until it was acquired by EMC Corporation, an information infrastructure solutions company, in 2008, and then continued as General Manager of the xDoc Business Unit until 2010. He previously was CEO of Cambridge Technology Vision, LLC, a merger and acquisition support software company, from 1997 to 2001, and was President of ClearSpring Technologies, Inc., an event-driven management software company, from 1989 to 1992. Mr. Barker is the co- inventor of Acquisition Trustee, which Intralinks Holdings, Inc. acquired to incorporate in its platform for secure document sharing. The qualifications of Mr. Barker to serve on the Board include his strong data analysis background, significant entrepreneurial achievements, and executive management experience at rapidly growing information technology companies.	2019

OWNERSHIP OF ACME UNITED CORPORATION STOCK

Principal Shareholders

The following table sets forth certain information, as of March 4, 2021, with respect to the beneficial ownership of shares of Common Stock by any person who, to the knowledge of the Company, owned beneficially more than 5% of the outstanding shares of Common Stock. The persons shown have sole voting and investment power in these shares except as indicated below in the notes to the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)

Walter C. Johnsen 55 Walls Drive Fairfield, CT 06824	617,548	(3)	16.9

The Capital Management Corporation 4101 Cox Road, Suite 100 Glen Allen, VA 23060	399,117	(4)	11.9

North Star Investment Management 20 N. Wacker Dr., Suite 1416 Chicago, IL 60606	389,030	(5)	11.6

Brian S. Olschan 55 Walls Drive Fairfield, CT 06824	288,926	(6)	8.0

Renaissance Technologies LLC 800 Third Avenue New York, New York 10022	205,515	(7)	6.1

(1)

Under applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed to be the beneficial owner of shares of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock which he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, whether by exercise of stock options or otherwise.

(2)	Based on a total of 3,342,210 shares outstanding as of March 4, 2021

(3)	Includes 312,650 shares issuable upon exercise of options.

(4)	As of December 31, 2020, as reported in the reporting person’s Schedule 13G/A dated January 28, 2021, as filed with the SEC.

(5)

As of December 31, 2020, as reported in the reporting person’s Schedule 13G/A dated January 5, 2021, as filed with the SEC. The number of shares reported include 147,549 shares as to which the reporting person has shared investment power.

(6)	Includes 249,350 shares issuable upon exercise of options.

(7)	As of December 31, 2020, as reported in the reporting person’s Schedule 13G dated February 11, 2021, as filed with the SEC.

Security Ownership of Directors and Officers

The following table sets forth certain information, as of March 4, 2021, with respect to the beneficial ownership of shares of Common Stock by (i) each director and nominee for director of the Company; (ii) each executive officer named in the Summary Compensation Table appearing below under “Executive Compensation”; and (iii) all executive officers and directors as a group. The persons shown have sole voting and investment power in these shares except as indicated below in the notes to the table.

The address of each person appearing in the table is 55 Walls Drive, Fairfield, CT 06824.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)

Rex L. Davidson (3)	34,000	1.0
Paul G. Driscoll (4)	150,740	4.4
Richmond Y. Holden, Jr. (5)	35,250	1.0
Walter C. Johnsen (6)	617,548	16.9
Susan H. Murphy (7)	50,766	1.5
Brian S. Olschan (8)	288,926	8.0
Stevenson E. Ward III (9)	58,950	1.7
Brian K. Barker (10)	7,000.2

Executive officers and directors as a group (8 persons)	1,243,180	34.6

(1)

Under applicable rules promulgated under the Exchange Act, a person is deemed to be the beneficial owner of shares of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock which he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, whether by exercise of stock options or otherwise.

(2)	Based on a total of 3,342,210 shares outstanding as of March 4, 2021.

(3)	Includes 34,000 shares issuable upon exercise of options.

(4)	Includes 113,800 shares issuable upon exercise of options.

(5)	Includes 20,000 shares issuable upon exercise of options.

(6)	Includes 312,650 shares issuable upon exercise of options.

(7)	Includes 43,250 shares issuable upon exercise of options.

(8)	Includes 249,350 shares issuable upon exercise of options.

(9)	Includes 43,250 shares issuable upon exercise of options.

(10)	Includes 7,000 shares issuable upon exercise of options.

EXECUTIVE COMPENSATION

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities and Exchange Act of 1934, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. This section also includes supplemental narrative that describe the 2020 executive compensation program for our Named Executive Officers (“NEOs”).

Oversight of Executive Compensation

The Compensation Committee is comprised of independent, non-employee members of the Board of Directors and is responsible for evaluating and making recommendations to the Board of Directors regarding the compensation to be paid to the NEOs. Our Board of Directors is responsible for making all NEO compensation decisions. Our compensation policies and programs for our executive officers are designed to support the overall objective of enhancing value for our shareholders. To achieve this objective, it is critical that we be able to attract, motivate, reward and retain highly qualified and productive individuals by providing competitive compensation packages. We design our executive compensation programs to:

•	attract, motivate and retain executives with the skills and expertise necessary to execute our business plans;

•	directly relate compensation to both Company and individual performance;

•	provide compensation packages that are externally competitive, reasonable and fair within the highly competitive market for talented individuals in our industry but are also internally equitable;

•

reward executives fairly over time for actions consistent with creating long-term shareholder value and enable executives to share in the future success of the Company by acquiring equity interests in the Company;

•	provide an optimal combination of costs to the Company and value to our employees; and

•	align the interests of our executive officers with those of our shareholders.

Compensation Program for Executive Officers

In 2020, the compensation and benefits program for our executive officers consisted of four components which we designed to reward and provide incentives for both short-term and long-term performance and to minimize excessive risk taking:

•	base salary;

•	a performance based cash bonus award;

•	performance based stock option awards; and

•	a benefits package.

The Compensation Committee establishes a total compensation program for each NEO that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. In line with our pay for performance philosophy, we structured a significant portion of our NEOs’ 2020 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and long-term stock options incentives.

Consistent with the Company’s compensation philosophy, in determining the base salary of our NEOs, the Board has considered a number of factors, including:

Quantitative Factors

•	Sales Growth—eleven years of consecutive sales growth averaging 10%.

•	Dividend Increase—increase in the quarterly dividend from $.02 per share in 2004 to $.13 per share in 2020 – a six and one half -fold increase.

•	Stock Performance—stock substantially outperformed the Dow Jones Industrial Average from January 1, 2020 to December 31, 2020, increasing 27% vs the Dow Jones Industrial Average increase of 7%.

•	Increase in EPS—a 44% increase in earnings per share in 2020 over 2019.

•	Increase in Net Sales—to $164MM in 2020, an increase of 15% over 2019.

Business and Operational Milestones and Achievements

•	Acquisitions—the successful acquisition of two businesses in our first aid and safety space in 2020.

•	The successful acquisition and integration of the business and assets of First Aid Central, a Montreal-based supplier of first aid kits and safety supplies acquired in January 2020.

•	The acquisition of the business and assets of Med-Nap LLC, a Florida based manufacturer of world class antiseptic prep pad and towelette solutions in December 2020.

•

Diversification of Product Lines—During the past five years, sales of first aid and safety products have grown to almost 50% of total sales. As a result, our reliance on sales of school and office products have declined, although such sales have remained steady.

•	Growth of eCommerce Sales—in 2020, sales in the eCommerce channel grew substantially and Amazon had become the Company’s second largest customer. The Company has taken a number of actions to support our growth in eCommerce, including the modification of its principal distribution center by upgrading its warehouse layout, installing a mezzanine to handle small packages, and installing new warehouse management software.

•

Successful Response to Pandemic—Commencing in 2020, Executive management has taken decisive actions to respond to the unprecedented uncertainty and disruption caused by the pandemic. As a result, the Company has been able to continue to meet the needs of its customers in 2020 without interruption. These actions included:

•	taking steps to protect our global workforce, including travel restrictions, work-from-home requirements and preventative measures at our sites.

•	shifting its sales force to focus on eCommerce and retailers that it believed would be most able to serve its customers during the pandemic; also enhancing eCommence content and search.

•	procuring large quantities of first aid products and components to meet the surge in demand for such products resulting from the pandemic.

•	adding additional inventory across its product lines and proactively managing its supply chains to minimize the impact of disruptions and potential disruptions and to ensure supply chain continuity.

•	managing through macroeconomic uncertainty created by the pandemic by preserving the Company’s liquidity, engaging in cash preservation initiatives, and cost control measures.

•

Environmental Footprint—the Company continued in 2020 to take steps to improve its environmental footprint. It increased its efforts to use recycled cardboard, plastic, and steel in its products and has succeeded in reducing the use of cardboard and plastic packaging. In 2020, the Company commenced the installation of new software to reduce the size and usage of boxes for shipping, which not only saves packing material but also improves the efficiency of the delivery system.

Base Salaries

Base salary provides financial stability and security to our NEOs through a fixed amount of cash for performing job responsibilities. The base salaries for our officers are set annually and reflect skills and experience, level and scope of responsibility and performance during the prior year, historical, long-term performance and our objective of achieving a base salary structure that is internally equitable. The Compensation Committee also considers external factors, such as cost of living in the areas in which our officers reside and current market conditions. During 2020, the Chief Executive Officer participated in discussions with the Compensation Committee regarding the base salary amounts of the executive officers.

Performance Based Cash Bonus Plan

The Company grants performance based “at risk” cash bonus awards under our Cash Bonus Plan based upon the achievement of both Company and individual performance objectives. The Company generally makes cash awards under this Plan if the Company achieves the minimum level of net income set by the Compensation Committee for the applicable year.

Specifically, at the beginning of each fiscal year, the Company establishes a cash bonus pool equal to 15% of the Company’s budgeted net income before taxes for that year. Payment of cash bonuses is contingent on achievement of the budgeted net income before taxes after the accrual for bonuses.

The bonus pool is adjusted for performance. It increases to 16% for net income before taxes 110% over the budgeted amount and declines to 14% for net income before taxes within 90% of the budget. The Compensation Committee establishes a detailed sliding scale, subject to the approval of the Board of Directors.

The Company allocates 15% of base salary to key managers, including the NEOs. The Company then adjusts the individual allocations based on individual performance, with the historical range of payout being between 0% and 25% of base salary. The proposed bonuses are then totaled and compared to the cash bonus accrual for the fiscal year and adjusted so that the total does not exceed the accrual.

If the operating budget is not achieved within the guidelines, no bonus is awarded. In fact, no bonuses were awarded in 2017 and 2018. In six of the last twelve years (i.e., 2009 – 2020), the NEOs received no cash bonuses.

Deferred Compensation Plan

Under the Company’s Deferred Compensation Plan for executives and key managers participating in the Company’s Cash Bonus Plan, participants will be eligible to make an irrevocable election on or before December 31st of each year as to the percentage of his or her bonus to be awarded in the following year. The deferral may be for all or a portion of the participant’s payment under the Cash Bonus Plan. All deferred amounts are non-forfeitable and earn the prime rate of interest plus 1% compounded quarterly during the period of deferral. The Company adds 20% to the deferred amount for each employee as a matching contribution up to a maximum of $10,000 annually. Amounts are deferred until separation from service with the Company. The plan is administered by the Deferred Compensation Plan Committee, which consists of our Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer.

Stock Option Program For Employees

The Company’s stock option program is administered by the Board of Directors, which acts upon recommendations of the Compensation Committee. The purpose of the Company’s stock option program is to facilitate the acquisition of equity interests in the Company by its officers and key employees, thereby enabling them to share in the future success of the Company’s business.

The Compensation Committee believed that stock options were the appropriate form of equity to grant to our NEOs in early 2020, considering market practices and the Compensation Committee’s goal of tying pay to performance. Stock options only provide value if the market price of our stock increases and therefore the Compensation Committee felt options directly incentivized our executives to increase shareholder value over the long-term.

In determining the total number of options to be granted to participants in the program in a given year, the Board of Directors, takes into account factors such as: (i) the total number of shares of common stock outstanding; (ii) the total number of shares of common stock which remain available for grant under the Company’s various stock option plans; (iii) the need to have an appropriate balance between currently paid and longer-term compensation, and between cash and equity compensation, and (iv) the performance of the Company.

The Company presently maintains its 2012 Employee Stock Option Plan (the “2012 Employee Plan”), which provides for the issuance of incentive and nonqualified stock options having an exercise price equal to the fair market value of the Common Stock on the date the option is granted. Options granted under the 2012 Employee Plan vest 25% one day after the first anniversary of the grant date and 25% one day after each of the next three anniversaries. Under the terms of the 2012 Employee Plan, no option may be granted after the tenth anniversary of the effective date of the plan, i.e., after February 21, 2022. As of December 31, 2020, the number of shares available for grant under the 2012 Employee Plan was 79,375.

Options granted by the Company to employees historically have had a term of ten years. Commencing in July 2006, the Company has granted only non-qualified stock options to its employees. The Board presently anticipates that options which it may grant under the 2012 Employee Plan will be non-qualified stock options.

An optionee may exercise an option by delivering to the Company payment of the exercise price in cash, or, subject to the approval of the Company, by delivering of shares of the Company’s common stock, which would otherwise have been issuable to the optionee. The 2012 Employee Plan also provides for the cash settlement of option exercises, subject to the approval of the Company. Options granted under the 2012 Employee Plan are not transferable by the optionee other than by the will or by laws of descent and distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee. The 2012 Employee Plan is administered by our Board of Directors.

Employee Benefits

We generally do not provide perquisites or personal benefits to our executive officers. The Company provides standard core employee benefits, including medical and dental coverage, disability insurance and life insurance. The benefits available are the same for all executive officers, except as indicated below under “Summary Compensation Table.”

None of our executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

401(k) Plan

The Acme United Corporation 401(k) Profit Sharing Plan, is the primary retirement benefit offered to all United States employees of the Company and our executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. Participants may generally contribute to the Plan annually up to the maximum amount permitted under the Internal Revenue Code—$19,500 in 2020 ($26,000 for persons aged 50 and over). The Company provides to participants a matching contribution equal to fifty percent of the first six percent (6%) of the participant’s eligible compensation not to exceed the limit on eligible compensation imposed by the Internal Revenue Code – $285,000 in 2020. Participant and employer contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

In summary, our Board of Directors determined the compensation of our executive officers for the year ended December 31, 2020, by applying our policies and practices regarding executive compensation, as described above, and after considering the recommendations of the Compensation Committee of the Board.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s Principal Executive Officer and each of the two other most highly compensated executive officers of the Company for the fiscal years ended December 31, 2020 and 2019. These three officers are referred to as named executive officers (“NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)

Walter C. Johnsen	2020	$804,130	$375,000	$365,750	$27,887	(2)	$1,572,767
Chairman & Chief Executive Officer	2019	$749,138	$150,000	$145,250	$22,137	(2)	$1,066,525

Brian S. Olschan	2020	$697,575	$325,000	$282,550	$10,137	(3)	$1,315,862
President & Chief Operating Officer	2019	$649,870	$125,000	$116,200	$10,137	(3)	$901,207

Paul G. Driscoll	2020	$421,740	$200,000	$149,100	$10,137	(3)	$781,577
Vice President & Chief Financial Officer	2019	$393,015	$100,000	$87,150	$10,137	(3)	$590,302

(1)

Represents the aggregate fair value of stock options on grant date rather than an amount paid to or realized by the NEO. For information on valuation assumptions, refer to Note 12, “Stock Option Plans”, in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020.

Each

option vests in four equal annual installments commencing one day after the first anniversary of the grant date and thereafter one day after each of the three succeeding annual anniversary dates of the grant date. The exercise price of each option is equal to 100 percent of the fair market value on the grant date. The fair market value was determined to be the closing price of the Common Stock on the day on which the option is granted.

The

options granted to NEOs in 2020 had exercise prices ranging from $23.05 to $24.06 per share. Options granted to NEOs in 2019 had an exercise price of $19.48 per share. The number of shares underlying the options granted to the NEOs in 2020 and 2019 were as follows:

	Number of Shares Underlying Options

Name	2020	2019

Walter C. Johnsen	55,000	25,000

Brian S. Olschan	42,500	20,000

Paul G. Driscoll	22,500	15,000

(2)	Consists of reimbursement of out-of-pocket health care expenses, payment of life insurance premiums and Company matching contribution to the Company’s 401(k) Profit Sharing Plan.
(3)	Consists of reimbursement of payments of life insurance premiums and Company matching contribution to the Company’s 401(k) Profit Sharing Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2020 for each of the NEOs.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date (1)

Walter C. Johnsen	20,400	—	$10.02	2/21/22

	16,000	—	$12.01	1/22/23

	40,000	—	$13.75	7/25/23

	16,000	—	$15.45	2/25/24

	40,000	—	$16.92	7/30/24

	6,000	—	$19.18	2/24/25

	45,000	—	$21.49	8/3/26

	45,000	15,000	$23.99	1/24/27

	33,750	11,250	$24.92	10/16/27

	7,500	7,500	$23.94	1/23/28

	22,500	22,500	$22.66	8/8/28

	6,250	18,750	$19.48	8/7/29

		10,000	$24.06	1/21/30

		45,000	$23.05	8/12/30

Brian S. Olschan	30,000	—	$10.64	7/31/22

	11,000	—	$12.01	1/22/23

	30,000	—	$13.75	7/25/23

	11,000	—	$15.45	2/25/24

	30,000	—	$16.92	7/30/24

	4,000	—	$19.18	2/24/25

	35,000	—	$21.49	8/3/26

	33,750	11,250	$23.99	1/24/27

	26,250	8,750	$24.92	10/16/27

	4,600	4,600	$23.94	1/23/28

	17,500	17,500	$22.66	8/8/28

	5,000	15,000	$19.48	8/7/29

		7,500	$24.06	1/21/30

		35,000	$23.05	8/12/30

Paul G. Driscoll	10,000	—	$9.50	8/09/21

	5,300	—	$10.02	2/21/22

	15,000	—	$10.64	7/31/22

	6,500	—	$12.01	1/22/23

	15,000	—	$13.75	7/25/23

	7,000	—	$15.45	2/25/24

	15,000	—	$16.92	7/30/24

	15,000	—	$21.49	8/3/26

	11,250	3,750	$24.92	10/16/27

	10,000	10,000	$22.66	8/8/28

	3,750	11,250	$19.48	8/7/29

		2,500	$24.06	1/21/30

		20,000	$23.05	8/12/30

(1)

Options vest in four equal parts beginning one day after the first anniversary of grant date and thereafter one day after each of the three succeeding annual anniversary dates of the grant date. Each option has a ten-year term.

Pension Benefits

In December 1995, the Board of Directors adopted a resolution to freeze the Retirement Plan for Employees of Acme United Corporation, resulting in no further benefit accruals after February 1, 1996. None of the NEOs is a participant in the Retirement Plan.

Change in Control Plan

The Company’s Change in Control Plan (successor to the Salary Continuation Plan) covers officers of the Company at the level of Corporate Vice President or above, who are designated from time to time by the Board of Directors of the Company as a participant in the plan. The plan participants presently consist of three individuals: Walter C. Johnsen, Brian S. Olschan and Paul G. Driscoll. The plan is designed to retain key employees and provide for continuity of management in the event of a threatened, pending or actual change in control of the Company. A participant would receive payment under the plan if there is a change in control of the Company and, within one year after such change in control, the participant voluntarily or involuntarily separates from service of the Company for any reason whatsoever.

A change in control of the Company is deemed to occur when any one person, or more than one person acting as a group, (i) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the stock of the Company; or (ii) acquires assets from the Company that have a total gross fair market value equal to or more than 50 percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, the gross fair market value of assets excludes liabilities associated with such assets.

The compensation and benefits which would be provided to a participant in the plan consist of the following:

•	Monthly salary at the rate being paid on the date of the change in control multiplied by the number of months payable, as described below;

•	Average monthly incentive bonus payments for the three taxable years immediately prior to the change in control multiplied by the number of months payable, as described below; and

•	Medical, life and other insurance in effect on the date of disposition to continue into the future for the number of months that compensation is payable.

In addition, the plan imposes a limit on the total amounts and benefits which may be paid to a participant in the plan. The plan provides that, if any amount or benefit to be paid or provided to a participant would be deemed an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code), then the payment to be paid or the benefits to be provided to the participant will be reduced to the minimum extent necessary so that all potential “parachute payments” to the participant will not exceed 2.99 times the participant’s “base amount” (as also defined in Section 280G).

Payment of the first two items would be made in a lump sum, no later than thirty (30) days after the participant separates from service. However, payments to be made to a participant who is a key employee (as defined in the plan, based on certain levels of compensation or stock ownership in the Company), must be deferred for six months.

A director of the Company who is also an officer of the Company at the level of Executive Vice President or above (presently Messrs. Johnsen and Olschan) would be entitled to the value of thirty-six (36) months’ compensation and benefits. Officers at the level of Senior Vice President and Vice President (presently, Mr. Driscoll) would be entitled to receive the value of twenty-four (24) months’ compensation and benefits. All of the participants in the plan are presently “key employees,” as described above.

Severance Pay Plan

The Severance Pay Plan covers officers of the Company employed in the United States at the level of Corporate Vice President or above.    The plan is designed to enable the Company to attract and retain key employees. This plan covers Walter C. Johnsen, Brian S. Olschan and Paul G. Driscoll. A covered officer would receive payments under the plan if one of the following triggering events occurs:

•	involuntary termination for any reason other than gross misconduct;

•	death;

•	reduction of responsibility, status or compensation; or

•	transfer to a location unreasonably distant from his or her current location.

This plan would only apply if the Change in Control Plan would not apply. Payment under this plan, except in the event of termination by death, would be equivalent to one month’s salary multiplied by each year of service to the Company based upon the level of his or her compensation in effect immediately preceding such termination. The plan sets out a minimum and maximum number of months’ compensation payable to each such employee upon such severance. The plan would also provide death benefits to covered officers’ beneficiaries.

A Director of the Company who is also an Officer of the Company at the level of Executive Vice President or above (presently, Messrs. Johnsen and Olschan) would be entitled to a minimum of nine (9) months’ compensation and a maximum of thirty (30) months’ compensation. In the event of such officer’s death, his or her beneficiaries would be entitled to nine (9) months’ compensation.    Officers at the level of Senior Vice President or Vice President (presently, Mr. Driscoll) would be entitled to a minimum of six (6) months’ compensation and a maximum of eighteen (18) months’ compensation. In the event of such officer’s death, his or her beneficiaries would be entitled to six (6) months’ compensation. Payments would be made in a single lump sum.

Equity Compensation Plan Information

The following table sets forth information regarding compensation payable under the Company’s equity compensation plans (the 2005 and 2017 Non-Salaried Director Stock Option Plans and the 2002 and 2012 Employee Plans) in effect as of December 31, 2020. The Company’s shareholders have approved each equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,487,925	$20.26	104,375

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	1,487,925	$20.26	104,375

DIRECTOR COMPENSATION

Cash Compensation

As described below, in 2020, the Company paid as compensation to non-employee directors cash consisting of annual fees and fees for Board and committee meetings attended. Each director who chaired a committee received additional compensation to compensate for the additional responsibility and effort associated with the director’s respective position. These fees consisted of:

•	an annual fee of $37,500, payable quarterly;

•	$2,140 for each Board meeting attended;

•	$900 for each committee meeting attended;

•	$1,860 to committee chairpersons for each committee meeting conducted; and

•	an annual fee of $4,500 to the Chairperson of the Audit Committee.

In addition, the Company provided reimbursement to each director for customary and usual travel expenses incurred in connection with attendance at Board and committee meetings.

Stock Options

Under the 2017 Non-Salaried Director Stock Option Plan (the “2017 Director Plan”), each incumbent non-employee director re-elected to the Board of Directors receives an annual option grant to purchase 5,000 shares of Common Stock.

Under the 2017 Director Plan, each new director, upon becoming a member of the Board of Directors will receive an initial option to purchase 5,000 shares of Common Stock. These options would vest as follows: 25% on the day after the grant date; 25% one day after the first year anniversary of the grant date; 25% one day after the second year anniversary of the grant date; and 25% one day after the third year anniversary of the grant date.

The 2017 Director Plan provides that the Board of Directors has the authority to increase or decrease the number of shares of Common Stock which are the subject of the annual or initial option grants to directors. In 2020, each director received an option to purchase 5,000 shares of Common Stock.

The 2017 Director Plan expires on February 23, 2027, and no options can be granted under the 2017 Director Plan after that date. However, each option outstanding under the 2017 Director Plan on February 23, 2027 would extend beyond that date for the remainder of the term of such option.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total

Brian K. Barker	$ 57,320	$ 31,050	$ 88,370

Rex L. Davidson	$ 60,020	$ 31,050	$ 91,070

Richmond Y. Holden, Jr.	$ 62,900	$ 31,050	$ 93,950

Susan H. Murphy	$ 57,320	$ 31,050	$ 88,370

Stevenson E. Ward III	$ 64,700	$ 31,050	$ 95,750

(1)

Represents the aggregate fair value of stock options on grant date rather than an amount paid to or realized by the director. For information on the valuation assumptions, refer to the Note 12, “Stock Option Plans”, in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020.

The exercise price of each option is equal to 100 percent of fair market value on the date of grant. The fair market value was determined to be the average price of the Common Stock on the trading day of the grant date. Each option had an exercise price of $21.75 per share, and became exercisable in full one day after the date of grant.

The	following table shows the aggregate number of option awards outstanding for each non-employee director as of December 31, 2020.

Name	Aggregate Option Awards Outstanding as of December 31, 2020

Brian K. Barker	7,000

Rex L. Davidson	34,000

Richmond Y. Holden, Jr.	20,000

Susan H. Murphy	43,250

Stevenson E. Ward III	43,250

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020, with management and with representatives of Marcum LLP, the Company’s independent registered public accounting firm, including discussions of the presentation and integrity of the Company’s financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Management has the primary responsibility for the financial statements of the Company and the Company’s financial reporting process, including the system of internal controls. The Audit Committee does not provide any expert or special assurance as to the Company’s financial statements. Marcum LLP is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of the Company’s financial statements with generally accepted accounting principles in the United States. Marcum LLP also is responsible for auditing the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon. The Audit Committee does not provide any professional certification as to Marcum LLP’s work product.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has discussed with representatives of Marcum LLP the matters required to be discussed under applicable PCAOB standards. The Audit Committee has received and reviewed the written disclosures and letters from Marcum LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Marcum LLP the independence of Marcum LLP from the Company. The Audit Committee also considered whether the provision of non-audit services by Marcum LLP to the Company is compatible with Marcum LLP’s independence. Based on these discussions and disclosures, the Audit Committee concluded that Marcum LLP is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2020, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Stevenson E. Ward, III, Chair

Richmond Y. Holden, Jr., Member

Rex L. Davidson, Member

Transactions with Related Persons

The term “related person” includes any executive officer of the Company, any director or nominee for election as director, any security holder holding more than 5% of the Common Stock or any immediate family member of any of the foregoing persons.

Policy

As adopted by the Board of Directors, the charter of the Audit Committee requires that related person transactions must be reviewed and approved by the Audit Committee of the Board, which consists solely of independent directors. This requirement applies to any such transaction and is not limited to transactions which meet the minimum threshold for disclosure in the proxy statement under the relevant rules under the Exchange Act (generally, in 2020, with respect to smaller reporting companies, transactions which involve an amount equal to the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which a related person has a direct or indirect material interest).

Procedures

Management or the affected director or executive officer will bring the transaction to the attention of the Audit Committee. The transaction must be approved in advance whenever practicable, and if not practicable, must be reviewed as promptly as practicable. Although the Audit Committee has not adopted formal procedures for the review and approval of transactions with related persons, the Audit Committee will approve the transaction only if it determines that it is in the best interests of the Company.

If the Audit Committee were to approve a related party transaction, the Audit Committee would periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

There were no related person transactions with the Company since January 1, 2019.

PROPOSAL 2

AMENDMENT TO THE 2012 EMPLOYEE STOCK OPTION PLAN

On February 23, 2021, the Board of Directors, approved the amendment of the 2012 Employee Plan, to increase the number of shares which may be issued upon exercise of options granted under the 2012 Employee Plan, from 1,380,000 to 1,580,000. The effectiveness of the amendment is subject to approval by our shareholders. Options to purchase a total of 34,375 shares remain available for issuance under the 2012 Employee Plan. The Company proposes that the number of shares of Common Stock reserved for issuance under the 2012 Employee Plan be so increased in order to enable the Company to continue to utilize stock options. The Company believes that such equity incentives help it to remain competitive in attracting, motivating, rewarding and retaining highly qualified personnel. In determining the amount of the proposed increase in the number of shares which may be issued upon exercise of options granted or which may be granted under the 2012 Employee Plan, the Board of Directors considered, among other things, (i) the factors described above under “Executive Compensation – Stock Option Program for Employees”; and (ii) the anticipated increases from time to time in the number of participants in the 2012 Employee Plan as a result of the growth of the Company (both internally and through acquisition).

The following description of the 2012 Employee Plan as amended is qualified in its entirety by reference to the text of the 2012 Employee Plan and its prior amendments, copies of which have been filed with the SEC.

Purpose

The purpose of the 2012 Employee Plan is to advance the interests of the Company and its shareholders by strengthening the ability of the Company to attract, retain and reward highly qualified key employees, to motivate key employees to achieve business objectives established to promote the long-term growth, profitability and success of the Company, and to encourage ownership of the Common Stock by participating key employees.

Administration of the 2012 Employee Plan

The 2012 Employee Plan is administered by the Board of Directors of the Company. In administering the 2012 Employee Plan, the Board acts upon recommendations of the Compensation Committee, which consists of members of the Board who are not employees of the Company. Subject to the provisions of the 2012 Employee Plan, the Board determines the employees who will receive options under the 2012 Employee Plan, the number of shares subject to each option and the terms of those options, and interprets the 2012 Employee Plan and makes such rules of procedure as the Board may deem proper.

Shares of Stock Subject to the 2012 Employee Plan

The aggregate number of shares that may be issued upon exercise of options granted during the term of the 2012 Employee Plan is presently limited to 1,380,000 shares of the Common Stock of the Company. This limit may not be increased, other than by amendment of the 2012 Employee Plan, during the term of the 2012 Employee Plan except by proportionate adjustment following recapitalization, stock splits, stock dividends or any similar adjustment in the number of shares subject to outstanding options, and in the related option exercise price. If the shareholders approve Proposal 2, 200,000 additional shares (which can be authorized but unissued shares, or treasury shares or a combination thereof) will be reserved for the award of options.

Eligibility

Based on current staffing, under the 2012 Employee Plan, approximately 35 to 40 key employees of the Company (including directors and officers who are employees) may be granted options to purchase shares of Common Stock.

Options

Options granted under the 2012 Employee Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, or non-qualified stock options. The exercise price with respect to an option awarded under the plan will be one hundred percent (100%) of the fair market value of the Common Stock on the date that the option is granted provided, however, that the price shall not be less than the par value of the Common Stock which is subject to the option. If incentive stock options are granted to an employee owning Common Stock having more than ten percent (10%) of the voting power of the Company, the exercise price must be at least one hundred ten percent (110%) instead of one hundred percent (100%) of the fair market value of the Common Stock on the date that the option is granted, and the option by its terms may not be exercisable after the expiration of five (5) years from the date of grant. No option may be granted under the 2012 Employee Plan after the tenth anniversary of the adoption of the plan. The options granted by the Company to employees historically have had a term of ten years.

Under the 2012 Employee Plan (and its predecessor plans), the Company may grant both incentive stock options (“ISOs”) and non-qualified stock options. However, commencing in July 2006, the Company has granted only non-qualified stock options to its employees. The Board presently anticipates that options which it may grant under the 2012 Employee Plan will be non-qualified stock options.

Option Vesting Schedule

Upon the granting of any option, the optionee must enter into a written agreement with the Company setting forth the terms upon which the option may be exercised. Such an agreement sets forth the length of the term of the option and the timing of its vesting and may provide arrangements for income and employment tax withholding. Under terms of the 2012 Employee Plan, options are exercisable in accordance with the following schedule: twenty-five percent (25%) one day after first year anniversary of the date of grant; twenty-five percent (25%) one day after second year anniversary of date of grant; twenty-five percent (25%) one day after third year anniversary of date of grant; and twenty-five percent (25%) one day after the fourth year anniversary of date of grant. In no event shall the length of an option extend beyond ten years from the date of its grant.

Under the 2012 Employee Plan, if the employment of any person to whom an option has been granted is terminated for any reason other than the death, disability or retirement of the optionee, the optionee may exercise all options vested on the termination date within one (1) year following such termination, subject to the ten (10) year limitation on the term of options. If the termination is by reason of retirement, the optionee may exercise the option, in whole or in part, at any time within one (1) year following such termination of employment, subject to the ten (10) year limitation, but if the option is exercised later than three (3) months from the date of retirement the option shall not constitute an ISO. If the optionee dies while employed by the Company or its subsidiaries, or during a period after termination of employment in which the optionee could exercise an option, the optionee’s beneficiary may exercise the option within one (1) year of the date of the optionee’s death but in no event may the option be exercised later than the date on which the option would have expired if the optionee had lived. If the termination is by reason of disability, the optionee may exercise the option, in whole or in part, at any time within one (1) year following such termination of employment or within such other period, not exceeding three (3) years after the date of disability, as is set forth in the option agreement with respect to such options, provided, however, that if the option is exercised later than one (1) year after the date of disability, it shall not constitute an ISO, and in no event may the option be exercised after ten (10) years from grant.

If the employment of an optionee is terminated for any reason other than termination for cause (as defined in the 2012 Employee Plan) after more than 15 years of employment, the optionee’s exercise rights for any vested Option shall be automatically extended until the expiration of the term for such option. However, in no event shall the period extend beyond the expiration of the term.

Any option which is not exercised by the optionee within the three-month period immediately following the optionee’s termination of employment, or, in the case of termination of employment on account of disability, within one (1) year after the date of disability, shall cease to be an ISO.

If the Corporation dissolves, sells substantially all of its assets, is acquired in a stock for stock or securities exchange, or is a party to a merger or other reorganization in which it is not the surviving corporation, then each Option shall fully vest and become fully exercisable commencing upon the occurrence of the transaction and thereafter may be exercised for a period of sixty (60) days.

Notwithstanding the above, no option may be exercised after the expiration date specified in the option agreement. Options granted under the 2012 Employee Plan may not be transferred other than by will or by the laws of descent and distribution and, during the optionee’s lifetime, may be exercised only by the optionee.

Method of Exercise

An optionee may exercise an option by three methods (i) by delivering payment to the Company in cash, (ii) by a “cashless exercise” (electing to pay for the shares through a reduction in the number of shares otherwise deliverable by the number of shares equal to the aggregate value of the total exercise price) or (iii) by electing, subject to certain restriction, to receive a cash payment from the Company in an amount equal to the number of shares being exercised multiplied by the excess of (a) the fair market value of the shares over (b) the exercise price of the Option. The second and third methods are subject to the consent of the Company at the time the optionee gives notice to the Company of the option exercise.

Amendment to the 2012 Employee Plan

The 2012 Employee Plan may be terminated, suspended, or modified at any time by the Board of Directors, but no amendment increasing the maximum number of shares for which options may be granted (except to reflect a stock split, stock dividend or other distribution), reducing the option price of outstanding options, extending the period during which options may be granted, or otherwise materially increasing the benefits accruing to optionees or changing the class of persons eligible to be optionees, shall be made without first obtaining approval of the shareholders of the Company. No termination, suspension or modification of the 2012 Employee Plan shall adversely affect any right previously acquired by the optionee or other beneficiary under the 2012 Employee Plan.

FEDERAL INCOME TAX CONSEQUENCES

Granting of Non-Qualified Stock Options

With respect to the tax effects of non-qualified stock options, since the options granted under the 2012 Employee Plan do not have a “readily ascertainable fair market value” within the meaning of the Federal income tax laws, an optionee of an option will realize no taxable income at the time the option is granted.

Exercise of Non-Qualified Stock Options

When a non-qualified stock option is exercised, the optionee will generally be deemed to have received compensation, taxable at ordinary income tax rates, in an amount equal to the excess of the fair market value of the shares of Common Stock of the Company on the date of exercise of the option over the exercise price. The Company will withhold income and employment taxes in connection with the optionee’s recognition of ordinary income as a result of the exercise by an employee/optionee of a non-qualified stock option, and arrangements must be made with the Company for the source of such withholding. The Company generally can claim a deduction in the fiscal year of the Company that includes the last day of the taxable year of the optionee during which the optionee recognizes income from the option exercise. The amount of such deduction will be equal to the ordinary income recognized by the optionee.

Granting of Incentive Stock Options and Exercise of Incentive Stock Options

With respect to the tax effects of an ISO, the optionee does not recognize any regular taxable income when the option is granted or exercised; however, the excess of the fair market value of the stock on the date of exercise over the exercise price must be included in the optionee’s alternative minimum taxable income and subject to alternative minimum tax at a rate up to twenty-eight percent (28%). There is, however, a credit available for the alternative minimum tax paid with respect to the exercise of an ISO.

Sale of Shares

When stock acquired through the exercise of a non-qualified stock option is sold, the difference between the optionee’s basis in the shares and the sale price will be taxable to the optionee as a capital gain (or loss). The gain will be long-term capital gain (loss) for federal income tax purposes if the stock was held for more than one (1) year after the option exercise.

If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two (2) years after the date the option was granted or within one (1) year after the shares were transferred to the optionee, then (a) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction will be allowed to the Company for federal income tax purposes. The tax basis of the stock for alternative minimum tax purposes shall be the fair market value of the stock on the date of exercise of the option.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two (2) year and one (1) year holding periods described above (a “Disqualifying Disposition”) generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized upon the sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain (depending on the holding period) and will not result in any deduction by the Company. A Disqualifying Disposition in the same year as exercise of an ISO will eliminate the alternative minimum tax adjustment associated with the exercise of the ISO.

2012 Employee Plan Benefits

Awards under the 2012 Employee Plan are granted at the discretion of the Board of Directors, which acts upon recommendations of the Compensation Committee. The Board determines the key employees who will receive options under the 2012 Employee Plan and the terms of those options. Accordingly, the nature and amounts of any future awards to be made to participants in the 2012 Employee Plan are not presently determinable.

Since the grant of option awards under the 2012 Employee Plan will be determined at the discretion of the Board of Directors, the Company is not presently able to determine the number of options that may be granted to each NEO, all current executive officers as a group, and all other employees. Non-employee directors are not eligible to participate in the 2012 Employee Plan.

However, assuming that the proposed amendment to the 2012 Employee Plan had been in effect with respect to fiscal year 2020, the Company would have awarded (and in fact did award) options as follows:

Name and Position or Group	Dollar Value (1)	Number of Shares

Walter C. Johnsen	$365,750	55,000

Brian S. Olschan	$282,550	42,500

Paul G. Driscoll	$149,100	22,500

Executive Officers as a Group	$797,400	120,000

Non-Executive Directors as a Group	0	0

Non-Executive Officer Employee Group	$898,783	135,750

(1)

Represents the aggregate fair value of stock options on grant date rather than an amount paid to or realized by the named executive officer. For information on valuation assumptions, refer to the note on Stock Option Plans in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020.

Vote Required

The approval of the amendment to the 2012 Employee Plan requires the affirmative vote of a majority of the shares of Common Stock of the Company cast in person or by proxy on the amendment. If the amendment is not approved by shareholders, it will not become effective.

The Board of Directors recommends a vote FOR approval of the amendment to the 2012 Employee Stock Option Plan.

PROPOSAL 3

ADOPTION OF A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010 and pursuant to Section 14A of the Exchange Act, the Company is again providing shareholders with the opportunity to vote on a non-binding, advisory proposal, commonly known as a “say-on-pay” proposal, to approve the compensation of the Company’s named executive officers (NEOs) as disclosed above in this proxy statement under “Executive Compensation.” The shareholders last voted on such a proposal at the Company’s Annual Meeting of Shareholders in 2020. This proposal gives our shareholders an opportunity to express their views on the overall compensation of the Company’s NEOs, but is not intended to address any specific item of compensation. In making a voting decision, shareholders are encouraged to review the discussion of the Company’s compensation policies and decisions regarding its NEOs that appears earlier in this proxy statement under “Executive Compensation” including the compensation tables and related narrative disclosure.

The executive officers named in the summary compensation table and deemed to be “named executive officers” are Walter C. Johnsen, Brian S. Olschan and Paul G. Driscoll. The Company’s executive compensation program consists of four components: base salary, a cash incentive bonus award; longer-term incentive equity awards (consisting of stock option awards); and retirement benefits and other benefits described in detail in the Section entitled “Executive Compensation” that appears earlier in this Proxy Statement. The program uses a balance of short- and long-term performance metrics to encourage the efficient management of our business and minimize excessive risk-taking. It ties a significant portion of executive pay to Company performance over a multi-year period. The compensation paid to the Company’s executive officers is intended to align their interests with the long-term interests of the Company’s shareholders and is based on a pay-for-performance philosophy. It is straightforward, consisting principally of salary, which must be competitive to retain the skills and experience of excellent employees, annual bonus to reward strong performance, and equity compensation to encourage long-term commitment and team performance. Not all elements of our compensation package may be provided every year, depending on the performance of the Company and the executive, the Company’ resources and other factors deemed relevant by the Board of Directors.

We believe that our executive compensation program, with our balance of base salary, performance-based bonuses and multi-year vesting equity awards, encourages and rewards sustained performance that is aligned with long-term shareholder interests.

The Board of Directors believes that the compensation given to our named executive officers for 2020 helped to achieve the overall objective of enhancing value for our shareholders.

The vote solicited by this proposal is advisory and its outcome will not be binding on the Board of Directors nor require the Board of Directors to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board of Directors, or creating or implying any additional fiduciary duty of the Board of Directors. However, the Board of Directors expects to take into account the outcome of this vote when considering future executive compensation arrangements recommended by the Compensation Committee for the Company’s executive officers.

The Board of Directors strongly supports our executive compensation programs and asks shareholders to vote on the following advisory resolution:

RESOLVED, that compensation paid to the Company’s named executive officers for the year ended December 31, 2020, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative discussion, is hereby approved.

Vote Required

The approval of Proposal 3 on an advisory basis requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote.

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

The Audit Committee of the Board of Directors has appointed Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Representatives of Marcum LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Audit Committee is not aware of any disagreements between management and our current independent registered public accounting firm, Marcum LLP, regarding accounting principles and their application or otherwise.

Audit Committee Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted policies and procedures for the pre-approval of services provided by the independent registered public accounting firm. The policies and procedures provide that management and the independent registered public accounting firm jointly submit to the Audit Committee a schedule of audit and non-audit services for approval as part of the annual plan for each year. In addition, the policies and procedures provide that the Audit Committee may also pre-approve particular services not in the annual plan on a case-by-case basis. For each proposed service, management and the independent registered public accounting firm must provide a detailed description of the service and the projected fees and costs (or a range of such fees and costs) for the service.

Fees to Independent Registered Public Accounting Firm

Set forth below is a description of the fees for professional audit services rendered by Marcum LLP, for the audit of our annual consolidated financial statements for the fiscal years indicated and review of our interim consolidated financial statements, and fees for other services rendered by Marcum LLP.

	Fees For Fiscal Years Ended
Fee Category	December 31, 2020	December 31, 2019

Audit Fees	$ 330,000	$ 337,000
Audit Related Fees	18,000	11,000
Tax Fees	40,000	39,000

Total Fees	$ 388,000	$ 387,000

Audit Fees. The audit fees for 2019 and 2020 included fees for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting.

Audit Related Fees. These fees were for the audit of the Acme United Corporation 401(k) Profit Sharing Plan and services rendered in connection with the filing of registration statements related to the Company’s stock option plans.

Tax Fees. Tax services included tax compliance, tax consulting, and tax planning.

The Audit Committee has determined that the provision of non-audit services described above is compatible with maintaining Marcum LLP’s independence.

Vote Required

The ratification of the appointment by our Audit Committee of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the shares of Common Stock of the Company voting in person or by proxy on such ratification. Although shareholder approval of the appointment is not required by law and is not binding on the Audit Committee, we nonetheless are seeking shareholder ratification because we believe it to be a matter of good corporate practice. If shareholders do not ratify the selection of Marcum LLP, the Audit Committee will reconsider whether to retain Marcum LLP, but may retain such independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2021

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

If you intend to present a proposal at our 2022 Annual Meeting, you must submit it to us no later than November 19, 2021, to receive consideration for inclusion in our 2022 proxy materials. If you intend to present a proposal at our 2021 Annual Meeting that is not to be included in our 2022 proxy materials, you must send the proposal to us in writing by February 11, 2022. Any such proposal should be sent to the Secretary of the Company at 55 Walls Drive, Fairfield, Connecticut, 06824.

OTHER BUSINESS

Management does not know of any matters to be presented, other than those described herein, at the Annual Meeting. If any other business should come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Paul G. Driscoll, Vice President and

Chief Financial Officer, Secretary and Treasurer

April 2, 2021

VOTE BY INTERNET—www.proxyvote.com Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ACME UNITED CORPORATION 55 WALLS DRIVE FAIRFIELD, CT 06824 During The Meeting - Go to www.virtualshareholdermeeting.com/ACU2021 ATTN: PAUL DRISCOLL You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01) Walter C. Johnsen 02) Richmond Y. Holden, Jr. 03) Brian S. Olschan 04) Stevenson E. Ward III 05) Susan H. Murphy 06) Rex L. Davidson 07) Brian K. Barker The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Approval of an amendment to the 2012 Employee Stock Option Plan to increase the number of shares authorized 0 0 0 for issuance 3. Approval, by non-binding advisory vote, of the compensation of the named executive officers of the Company as 0 0 0 described in the Proxy Statement 4. Ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 0 0 0 fiscal year ending December 31, 2021 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0000491135_1 R1.0.0.177 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com PROXY ACME UNITED CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACME UNITED CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2021 The undersigned hereby appoints Walter C. Johnsen and Susan H. Murphy, and each of them, with full powers of substitution, to act as attorneys and proxies of the undersigned, to vote all shares of the Common Stock of ACME UNITED CORPORATION, held of record by the undersigned on March 4, 2021 at the Annual Meeting of Shareholders, to be held via live webcast at www.virtualshareholdermeeting.com/ACU2021 on Tuesday, April 20, 2021, at 11:00 a.m. and at any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them hereby is, instructed to vote or act as follows on the reverse side hereof on Proposals 1, 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters, if any, as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Company’s Notice of Annual Meeting of Shareholders, related Proxy Statement and 2020 Annual Report to Shareholders. R1.0.0.177 _ 2 0000491135 Continued and to be signed on reverse side